Exhibit 99

FINANCIAL NEWS FOR IMMEDIATE RELEASE Analyst Contact: Kenneth Webster | 716-857-7067 Media Contact: Karen Merkel | 716-857-7654

National Fuel Gas Company Names

Ronald C. Kraemer Chief Operating Officer

John R. Pustulka to Retire March 1, 2021, After 47 Years with the Company

(Dec. 15, 2020) WILLIAMSVILLE, N.Y. – Today, National Fuel Gas Company (National Fuel or the Company) (NYSE: NFG) announced that Ronald C. Kraemer, President of National Fuel’s pipeline and storage operations, has been named Chief Operating Officer (COO) of National Fuel, effective March 1, 2021. Kraemer will succeed John R. Pustulka in the role following Pustulka’s intended retirement in March, after 47 years with the energy company.

“Throughout Ron’s extensive career he has been involved in all aspects of the development and expansion of National Fuel’s gathering and interstate pipeline and storage systems,” said David P. Bauer, CEO and President of National Fuel. “He has helped to steer our long-term development plans with his in-depth knowledge and operational experience with the Company’s Appalachian assets and will continue our path of substantial, appropriately paced infrastructure investment and modernization for the future.”

Kraemer will retain both of his existing corporate roles as President of National Fuel Gas Supply Corporation and President of Empire Pipeline, Inc., with responsibilities for the Company’s interstate pipeline and storage subsidiaries. The COO appointment will add various enterprise-wide operational responsibilities to his duties.

Kraemer joined National Fuel in 1978 as a Management Trainee. Throughout his career, he has been employed by various subsidiaries of National Fuel, including National Fuel Gas Distribution Corporation, Horizon Energy Development, and the two pipeline subsidiaries, holding numerous management and executive-level positions in engineering, operations, marketing, business development, and international business development. These companies represent a cross-section of the energy industry including utility, interstate pipeline and storage, international power, and natural gas project development. Before his 2019 appointment to President, Ron was Senior Vice President of Supply Corporation and President of Empire Pipeline. He holds a bachelor’s degree in civil engineering from the University at Buffalo.

National Fuel is an integrated energy company reporting financial results for four operating segments: Exploration and Production, Pipeline and Storage, Gathering, and Utility. Additional information about National Fuel is available at www.nationalfuel.com.

National Fuel Gas Company    6363 Main Street, Williamsville, NY 14221